Filed Pursuant to Rule 433
Registration Nos
333-184646
and 333-184646-01

★PRICING DETAILS★ $500mm USAOT 2014-1 (Auto Loan)

Joint-Leads: J.P. Morgan (struc), Credit Suisse

Co-Managers: BofAML, Citi, DB, RBC

CL	AMT($MM)	MDY/S&P	WAL	P.WIN	E.FNL	L.FNL	PXD	YLD%	CPN%	$PX
A1	157.000	P-1/A-1+	0.32	01-09	11/14	03/16/15	0.19%	0.190	0.19	100.00000
A2	147.000	Aaa/AAA	1.06	09-18	08/15	10/17/16	EDSF+12	0.384	0.38	99.99608
A3	119.000	Aaa/AAA	1.97	18-31	09/16	12/15/17	EDSF+14	0.583	0.58	99.99552
A4	68.180	Aaa/AAA	2.86	31-36	02/17	05/15/19	IS+19	0.948	0.94	99.98272
B	8.820	A2/A	2.96	36-36	02/17	08/17/20	IS+55	1.344	1.34	99.99928

*No Upsize

Ticker:	USAOT 2014-1	Registration:	SEC Registered
Expected Ratings:	Moody's/S&P	ERISA Eligible:	Yes
Pxg Speed:	1.5% ABS, 10% Call	Expected Pxg:	Priced
Min Denoms:	$1K x $1K	Expected Settle:	02/28/14
Bill & Deliver:	J.P. Morgan	First Pay:	03/17/14
CUSIPs:	A1 - 90290KAA3	A4 - 90290KAD7
	A2 - 90290KAB1	B - 90290KAE5
A3 - 90290KAC9

--------------------------------------------------------------------------------

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. Any disclaimer below is not applicable and should be disregarded.